Exhibit 99.2

NEWS RELEASE

Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical Closes Merger with VGX Pharmaceuticals to Form a Leading Vaccine Discovery, Development and Delivery Company

Inovio to Host Investor Conference Call on Tuesday, June 2nd, 9:00 a.m. Eastern

SAN DIEGO, CA June 1, 2009 — Inovio Biomedical Corporation (NYSE Amex: INO) announced today that its merger with VGX Pharmaceuticals has been completed.

An investor conference call is scheduled for Tuesday, June 2nd, at 9:00 a.m. Eastern. The call will consist of an oral presentation, followed by an analyst-only question and answer session to which all callers may listen. Dial-in and webcast details follow at the end of this release.

This merger advances Inovio’s ability to play a leadership role in the discovery, development, and delivery of an important new generation of vaccines, called DNA vaccines. Inovio’s strategic intellectual property platform consists of an advanced DNA vaccine design technology; a multi-candidate preclinical and clinical DNA vaccine pipeline, with much of the development work funded by partners and collaborators; a compelling DNA delivery technology based on electroporation; and a significant patent estate. The combined company has a well-rounded team of management and scientists with the expertise to execute Inovio’s vision to create powerful new preventive and therapeutic vaccines against cancers and chronic infectious diseases such as HIV.

Avtar Dhillon, MD, formerly President and CEO, and now President and Chairman of the Board of Inovio, stated: “Validation we have achieved for electroporation-delivered DNA vaccines combined with key trends in the vaccine space created an opportunity for Inovio to expand and strengthen its role in the development of next-generation vaccines. The new combination of assets and people at Inovio forms a strategically well-positioned and significantly more valuable technology platform and product pipeline to pursue this opportunity.”

Dr. J. Joseph Kim, previously CEO of VGX Pharmaceuticals, and now CEO and a director of Inovio, stated: “Better vaccine design and delivery are two critical requirements to achieving breakthroughs for this new generation of vaccines. Inovio today has world-class DNA vaccine expertise and technology, with leading competencies in these areas. With compelling preclinical data and encouraging proof-of-principle data from human studies already in hand, we are optimistic about Inovio’s potential to achieve additional clinical results that will highlight the company’s leadership in DNA vaccine development.”

Inovio’s DNA vaccine programs include:

•                  Phase I clinical study, VGX-3100 HPV/cervical cancer vaccine (Inovio)

•                  Phase I clinical study, PENNVAX-BTM preventive HIV vaccine without electroporation (Inovio, with HIV Vaccines Trial Network)

•                  Phase I clinical study, PENNVAX-BTM therapeutic HIV vaccine without electroporation (Inovio, with University of Pennsylvania)

•                  Phase I clinical study, hTERT vaccine against breast, lung, prostate cancers (Merck; licensed Inovio’s electroporation delivery technology)

•                  Phase I proof-of-concept study, prostate cancer vaccine (University of  Southampton, using Inovio’s electroporation delivery technology)

•                  Phase I proof-of-concept study, hepatitis C virus vaccine (Tripep, using Inovio’s electroporation delivery technology)

•                  IND, awaiting approval: VGX-3400 avian flu vaccine with cross-strain capability (Inovio)

•                  Pre-IND: PENNVAX-B™ preventive HIV vaccine using electroporation (Inovio, with HIV Vaccines Trial Network)

•                  Pre-clinical: PENNVAX-GP™ preventive HIV vaccine (Inovio; funded by $23.5 million grant from NIH National Institute of Allergy and Infectious Diseases)

•                  Pre-clinical: universal influenza vaccine with sufficiently broad cross-strain capability to encompass both seasonal and pandemic-potential influenza strains (Inovio)

Other assets of the company include:

•                  VGX-1027, a rheumatoid arthritis/type 1 diabetes small molecule drug candidate, which successfully completed a Phase I clinical study and is being prepared for a phase II study.

•                  25% stake in VGX International, a publicly-traded company (Korean Stock Exchange: 011000) with a DNA vaccine manufacturing subsidiary operating in Texas.

•                  VGX Animal Health, Inc., a majority-owned subsidiary that markets the LifeTideTM animal growth hormone for swine. LifeTide™ is one of only four DNA-based treatments approved for use in animals and is the only DNA-based agent delivered using electroporation that has been granted marketing approval (Australia).

Inovio’s senior management team:

•                  J. Joseph Kim, Ph.D., Chief Executive Officer and Director

•                  Avtar S. Dhillon, M.D., President and Chairman of the Board

•                  Peter D. Kies, Chief Financial Officer

•                  C. Jo White, M.D., Chief Medical Officer

•                  Niranjan Y. Sardesai, Ph.D., Senior VP, Research and Development

•                  Kevin W. Rassas, Senior VP, Business Development

In addition, Dr. David Weiner, a respected DNA vaccine pioneer who is a professor at the University of Pennsylvania and a co-founder of VGX Pharmaceuticals, will be Inovio’s Chairman of the Scientific Advisory Board, a role he also held with VGX.

Inovio has 37 staff working in facilities in Blue Bell, PA; The Woodlands, TX; and San Diego, CA.

As of March 31st, Inovio had a cash position of $11.7 million and VGX had a cash position of $2.7 million. Management believes this cash position will support Inovio’s operations through Q2 2010. As of completion of the merger on June 1, 2009, Inovio had approximately 85.7 million shares issued and outstanding and approximately 115.3 million shares outstanding on a fully diluted basis.

Conference Call Details

Live Participant Dial In (Toll Free): (877) 407-8033
Live Participant Dial In (International): (201) 689-8033

Replay Number (Toll Free): 1-877-660-6853
Replay Number (International): 1-201-612-7415

Replay Passcodes (both required for playback):
Account #: 286
Conference ID #:324752
Teleconference Replay Available Until:06/09/09 11:59 PM

Live or archived webcast available at http://www.inovio.com.

About the Inovio/VGX Merger Transaction

On December 5, 2008, Inovio and VGX executed an amended and restated merger agreement, which provided for the issuance of Inovio’s securities in exchange for all of the outstanding securities of VGX and the merger of VGX into Inovio Acquistion, LLC, a wholly-owned subsidiary of Inovio, subject to customary closing conditions, including the approval of the transaction by each company’s stockholders. On May 29, 2009, Inovio and VGX announced that the stockholders of each company approved the merger agreement and the transaction contemplated thereby, including approval by the Inovio stockholders of the issuance of Inovio securities in the transaction. On June 1, 2009, VGX merged with and into Inovio Acquisition, LLC, which concurrently changed its name to VGX Pharmaceuticals, LLC.  VGX Pharmaceuticals, LLC is the successor to all of VGX’s business, properties, assets and obligations (other than the outstanding options and warrants to purchase shares of VGX common stock that were assumed by the Inovio), and remains a wholly-owned subsidiary of Inovio, utilizing a single, integrated management team with Inovio.

Based on the share capital outstanding of each of Inovio and VGX immediately prior to closing, continuing holders of Inovio securities own approximately 48.22% and former holders of VGX securities own approximately 51.78% of the fully-diluted share capital of the combined company, and 51.59% and 48.41%, respectively, of the issued and outstanding shares of capital stock post-merger (including the outstanding shares of the Inovio’s Series C preferred stock on an as-converted basis).

About Inovio Biomedical Corporation

Inovio Biomedical is engaged in the discovery, development, and delivery of a new generation of vaccines, called DNA vaccines, focused on cancers and infectious diseases. The company’s SynCon™ technology enables the design of DNA-based vaccines better-targeted to desired immune system mechanisms and capable of providing cross-protection against evolving, unmatched strains of pathogens such as influenza. Inovio’s electroporation DNA delivery technology uses brief, controlled electrical pulses to increase cellular DNA vaccine uptake. Initial human data has shown this method can safely and significantly increase gene expression and immune responses. Inovio’s clinical programs include HPV/cervical cancer (therapeutic) and HIV vaccines. An IND has been filed for an avian influenza vaccine. Partners and collaborators include Merck, Tripep, University of Southampton, University of Pennsylvania, and HIV Vaccines Trial Network. Inovio’s product candidates and technologies are protected by an extensive global intellectual property portfolio. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the parties or their collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the parties and their collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide the parties with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the companies’ combined technology by potential corporate or other partners or collaborators, capital market conditions, our ability to successfully integrate the two companies, the impact of government healthcare proposals, our ability to maintain listing of our common stock under the rules and regulations of the NYSE Amex and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, our Form 10-Q for the three months ended March 31, 2009, and other regulatory filings from time to time, including our current report on Form 8-K reporting the closing of the merger transaction with VGX Pharmaceuticals, Inc. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.